Exhibit 99.1

Westlake Chemical Corporation

Press Release

(713) 960-9111
Contact:	David R. Hansen – Media Relations
Steven Bender – Investor Relations

Westlake Chemical Acquires Eastman’s Polyethylene Business;

Includes 200-Mile Ethylene Pipeline

HOUSTON, October 10, 2006/ Westlake Chemical Corporation (NYSE:WLK) announced today that it has entered into a definitive agreement to purchase from Eastman Chemical Company (NYSE:EMN) its polyethylene business. The sale will include Eastman’s polyethylene and Epolene polymer businesses, related assets and the company’s ethylene pipeline. The sale is for a purchase price of $255 million in cash at closing. The transaction is expected to close in the 4th quarter of 2006, subject to standard closing conditions including regulatory review. The business and assets to be acquired in this transaction generated approximately $680 million in revenue during 2005.

The acquisition includes the polyethylene business and associated operating facilities headquartered in Longview, Texas with a capacity of 1,125 million pounds per year of polyethylene. This is comprised of 700 million pounds per year of low density polyethylene (LDPE), 425 million pounds per year of linear low density polyethylene (LLDPE) and a 200–mile, 10.75-inch ethylene pipeline from Mt. Belvieu, Texas to Longview, Texas. When the transaction is closed Westlake’s total polyethylene capacity will be in excess of 2,500 million pounds per year. Westlake will also acquire technology for the production of specialty polyolefin polymers including: acrylate co-polymers; and Epolene® polymers for the coatings, adhesives and other consumer products markets, as well as Energx technology for linear low density polyethylenes designed to provide enhanced strength and performance properties.

“The acquisition of the Eastman polyethylene business in Longview, Texas is an excellent strategic fit for Westlake. When completed, this transaction will further strengthen our position in the growing North American polyethylene market and will increase our ability to service our customers through an improved overall product mix and new product technology and manufacturing capability at multiple sites where we can continue to enhance our ethylene integration strategy. Eastman is known as a well-run technology-oriented company with talented people and we look forward to adding members of this workforce to our top-notch team”, stated Albert Chao, Westlake’s President and CEO.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss this acquisition will be held on Tuesday, October 10, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT).

To access the conference call, dial (866) 770-7051, or (617) 213-8064 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 29897923.

The conference call will also be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1398564 and the presentation can be obtained via the company’s Web page at,

http://www.westlakechemical.com/investors.html.

This call will be available for replay beginning two hours after the call has ended, and may be accessed until 12:00 p.m. Eastern Time on October 17, 2006. The replay can be accessed by calling the following numbers: Domestic callers should dial 1-888-286-8010 and international callers may access the replay at 617-801-6888. The access code at both numbers is 77444828.

Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at http://www.westlakechemical.com .

The statements in this release relating to the proposed acquisition, as well as any other matters that are not historical facts, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially. For more detailed information about factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed in February 2006.

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